EXHIBIT 99.1

NEWS RELEASE

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information, contact:

Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports 2017 Third Quarter
Financial Results and Issues Preliminary Guidance for 2018
EAST AURORA, NY, November 7, 2017 – Astronics Corporation (NASDAQ: ATRO), a leading supplier of advanced technologies and products to the global aerospace, defense, and semiconductor industries, today reported financial results for the three and nine months ended September 30, 2017. Earnings per share for prior periods are adjusted for the 3 for 20 (15%) distribution of Class B Stock for shareholders of record on October 11, 2016. Results include the acquisition of Custom Control Concepts (“CCC”) on April 3, 2017.

	Three Months Ended			Nine Months Ended
	September 30, 2017	October 1, 2016	% Change	September 30, 2017	October 1, 2016	% Change

Sales	$149,636	$155,099	(3.5)%	$453,146	$479,055	(5.4)%
Gross profit	$32,493	$38,663	(16.0)%	$104,960	$122,981	(14.7)%
Gross margin	21.7%	24.9%		23.2%	25.7%
SG&A	$22,410	$21,138	6.0%	$66,504	$65,246	1.9%
SG&A percent of sales	15.0%	13.6%		14.7%	13.6%
Income from Operations	$10,083	$17,525	(42.5)%	$38,456	$57,735	(33.4)%
Operating margin %	6.7%	11.3%		8.5%	12.1%
Net Income	$6,060	$12,074	(49.8)%	$25,332	$38,539	(34.3)%
Net Income %	4.0%	7.8%		5.6%	8.0%

Peter J. Gundermann, President and Chief Executive Officer, commented, "Our third quarter results were a continuation of the challenges we have had throughout 2017. While Aerospace sales improved modestly over the prior-year period, consolidated revenue was nonetheless weaker than expected as programs continued to shift to the right. Accordingly, our operating margin and net income were negatively impacted. However, on a more positive note, we expect to make up lost ground in the fourth quarter, and our revenue guidance for the year remains relatively unchanged. Even better, our third quarter saw our strongest bookings total in almost three years, solidifying our

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Astronics Corporation Reports 2017 Third Quarter Financial Results
November 7, 2017

strong expectations for 2018. Our initial guidance for next year anticipates organic growth of well over 10%."
Consolidated Review
Third Quarter 2017 Results
Consolidated sales were down $5.5 million from the same period last year. Aerospace segment sales of $128.7 million were up $3.5 million and Test Systems segment sales of $21.0 million were down $9.0 million.
Consolidated gross margin was 21.7% in the third quarter of 2017 compared with 24.9% in the third quarter of 2016. Consolidated gross margin was negatively affected by lower organic sales volumes coupled with the Custom Control Concepts ("CCC") acquisition having a significantly lower margin profile at this point in its business cycle, compared with the organic business. Organic Engineering and Development ("E&D") costs were $22.2 million in the quarter, compared with $21.6 million in last year’s third quarter. As a percent of sales, organic E&D costs were 14.8% and 13.9% in the third quarters of 2017 and 2016, respectively. CCC incurred E&D costs of $1.5 million in the third quarter.
Selling, general and administrative (“SG&A”) expenses were $22.4 million, or 15.0% of sales, in the third quarter of 2017 compared with $21.1 million, or 13.6% of sales, in the same period last year.
The effective tax rate for the quarter was 29.9%, compared with 26.5% in the third quarter of 2016. The 2017 third quarter tax rate was unfavorably impacted by additional state income tax expense when compared with the third quarter of 2016.
Net income was $6.1 million, or $0.21 per diluted share compared with $12.1 million or $0.41 per diluted share in the prior year.

Year-to-Date 2017 Results
Consolidated sales for the first nine months of 2017 decreased by $25.9 million, or 5.4%, to     $453.1 million. Aerospace segment sales were down $11.0 million, or 2.7%, year-over-year to $395.0 million, while Test Systems segment sales were down $15.0 million, or 20.5%, to
$58.1 million.
Consolidated gross margin was 23.2% in the first nine months of 2017 compared with 25.7% in the first nine months of 2016. Consolidated gross margin was negatively affected by lower organic sales volumes coupled with CCC's lower margin profile. Organic E&D costs were 14.7% of sales, or $66.8 million, compared with $66.2 million, or 13.8% of sales, in the prior year’s first nine months. SG&A expenses were $66.5 million, or 14.7% of sales, in the first nine months of 2017 compared with $65.2 million, or 13.6% of sales, in the same period last year.
The effective tax rate for the first nine months of 2017 was 27.0%, compared with 29.3% in the first nine months of 2016. The tax rate in the first nine months of 2017 was favorably impacted by the federal research and development tax credit when compared to the first nine months of 2016.
Net income for the first half of 2017 totaled $25.3 million, or $0.85 per diluted share.
During the third quarter, the Company repurchased approximately 702,000 shares at an aggregate cost of $18.9 million under its share repurchase program. Since the inception of the program in February 2016, the Company has repurchased approximately 1,675,000 shares and has completed the program, which authorized repurchases up to $50.0 million.
Mr. Gundermann commented, “2017 has been a challenging year for our company. Our top five customers, which collectively account for 50% of our sales, are down 13% as a group for the year. We have partially compensated for this decline by growth elsewhere, but the hole has been too

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Astronics Corporation Reports 2017 Third Quarter Financial Results
November 7, 2017

deep to cover. The good news is that bookings have been strengthening steadily through the year for both segments and our book to bill ratio was a very healthy 1.25:1 in the third quarter. These are solid indications that 2018 will be a much better year.”

Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)
Aerospace Third Quarter 2017 Results
Aerospace segment sales increased by $3.5 million, or 2.8%, when compared with the prior year’s third quarter to $128.7 million. CCC contributed $3.5 million in sales in the 2017 third quarter.
Electrical Power & Motion sales decreased $4.3 million, or 6.3%, due to lower sales of in-seat and cabin power products due to a combination of lower volume and pricing. Lighting & Safety sales decreased by $2.0 million primarily due to lower passenger service unit sales. Avionics sales were up $5.5 million as a result of $2.0 million increase in antennae and other avionics sales combined with the CCC acquisition. Structures sales increased by $2.5 million and Systems Certification sales increased by $1.9 million on higher project activity.
Aerospace operating profit for the third quarter of 2017 was $13.0 million, or 10.1% of sales, compared with $17.6 million, or 14.0% of sales, in the same period last year. Aerospace operating profit was negatively impacted by market pricing pressures primarily relating to cabin power products, a $1.8 million operating loss from the CCC acquisition and slightly higher E&D costs. Organic Aerospace E&D costs were $19.6 million compared with $18.9 million in the same period last year. CCC incurred E&D costs of $1.5 million during the quarter.
Aerospace orders in the third quarter of 2017 were $146.2 million, for a book-to-bill ratio of 1.14:1 for the quarter. Backlog was $233.2 million at the end of the third quarter of 2017.

Aerospace Year-to-Date 2017 Results
Aerospace segment sales decreased by $11.0 million, or 2.7%, to $395.0 million, when compared with the prior year’s first nine months.
Electrical Power & Motion sales decreased $20.2 million, or 9.2%, for similar reasons as discussed in the quarter. Systems Certifications sales decreased $3.2 million from lower project activity earlier in the year. These declines were partially offset by increased Avionics sales, up $8.7 million of which $7.0 million was from the CCC acquisition and $1.7 million from other avionics products. Structures sales increased by $4.4 million.
Aerospace operating profit for the first nine months of 2017 was $46.8 million, or 11.8% of sales, compared with $61.1 million, or 15.0% of sales, in the same period last year. Aerospace operating profit was negatively impacted by lower sales volumes and market pricing pressures, coupled with the operating loss from the acquired CCC business. E&D costs for Aerospace were $62.5 million (inclusive of $2.7 million related to the acquired CCC business) and $58.3 million in the first nine months of 2017 and 2016, respectively.
Mr. Gundermann commented, “While 2017 has been a challenging year for our Aerospace business due to program delays and softness in some of our core markets, we see things turning around. This is evidenced by the increasing strength of our booking activity and the execution of new customer agreements. We expect to finish 2017 with a strong fourth quarter and to enter 2018 with strong momentum.”

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Astronics Corporation Reports 2017 Third Quarter Financial Results
November 7, 2017

Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)
Test Systems Third Quarter 2017 Results
Sales in the third quarter of 2017 decreased approximately $9.0 million to $21.0 million compared with the same period in 2016, a decrease of 29.9%. The $10.2 million decline in sales to the Semiconductor market were somewhat offset by a $1.3 million increase in sales to the Aerospace & Defense market when compared with the prior-year period.
Operating profit was $1.1 million, or 5.2% of sales, compared with $3.2 million, or 10.8% of sales, in last year’s third quarter. E&D costs were $2.6 million, down slightly from $2.7 million in the third quarter of 2016.
Orders for the Test Systems segment in the quarter were $40.2 million, for a book-to-bill ratio of 1.91:1 for the quarter. Backlog was $69.1 million at the end of the third quarter of 2017, up from $49.9 million at the end of the trailing second quarter.

Test Systems Year-to-Date 2017 Results
Sales in the first nine months of 2017 decreased 20.5% to $58.1 million compared with sales of $73.1 million for the same period in 2016, due to lower sales to the Semiconductor market. Sales to the Semiconductor market decreased $15.5 million compared with the same period in 2016.
Operating profit was $2.8 million, or 4.9% of sales, compared with $6.5 million, or 8.9% of sales, in the first nine months of 2016. E&D costs were $7.0 million in the first nine months of 2017 compared with $7.9 million in the same period in the prior year.
Mr. Gundermann commented, "Bookings in the quarter were the highlight for our Test Systems segment. We received $29 million of Semiconductor Test bookings during the quarter, which supported our backlog growth and also received another $15 million in orders in the opening weeks of the fourth quarter which are not reflected in the quarter's results. And, we have line of sight to a number of other large opportunities for both A&D and Semi Test, setting the stage for a strong 2018 for our Test business."

2017 Fourth Quarter Outlook and Initial View of 2018
Fourth quarter sales are forecasted to be in the range of $169 million to $183 million, with $139 million to $150 million expected from the Aerospace segment and $30 million to $33 million from the Test segment.
Mr. Gundermann commented, “We have high expectations for the fourth quarter based on a solid book of business in backlog as well as several anticipated new orders, though timing of these is important in terms of 2017 contribution.”
Consolidated annual sales in 2017 are forecasted to be in the range of $622 million to $636 million. Approximately $534 million to $545 million of revenue is expected from the Aerospace segment and $88 million to $91 million is expected from the Test segment.
Consolidated backlog at September 30, 2017 was $302.3 million, of which approximately
$148.5 million is expected to ship in 2017.
The effective tax rate for 2017 is expected to be in the range of 28% to 30%.
Capital equipment spending in 2017 is expected to be in the range of $17 million to $19 million.
E&D costs for 2017 are expected to be in the range of $96 million to $97 million including CCC.
The Company issued its initial revenue outlook for 2018 of $675 million to $750 million. The Aerospace segment is expected to have 2018 revenue of $570 million to $630 million. The Test

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Astronics Corporation Reports 2017 Third Quarter Financial Results
November 7, 2017

segment is expected to generate $105 million to $120 million in revenue in 2018. These estimates are without effect of the new revenue recognition rules that will be effective January 1, 2018.
Mr. Gundermann commented, “We have high expectations for 2018. Our initial range suggests organic growth in excess of 10% over 2017, led by a rebound of our in-seat power and antenna product lines and recent orders for semiconductor test equipment. This range does not include contributions from our announced acquisition of Telefonix PDT, which we expect to close in the next several weeks, and neither does it include a number of substantial opportunities for our Test segment that we expect will be determined by year end. As such, we anticipate we will revise our 2018 revenue range upward before the year begins.”

Third Quarter 2017 Webcast and Conference Call
The Company will host a teleconference today at 11:00 a.m. ET. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Executive Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by calling (201) 689-8562. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (412) 317-6671 and enter replay pin number 13672263. The telephonic replay will be available from 2:00 p.m. on the day of the call through Tuesday, November 14, 2017. A transcript will also be posted to the Company’s Web site once available.

About Astronics Corporation
Astronics Corporation (NASDAQ: ATRO) is a leading supplier of advanced technologies and products to the global aerospace, defense and semiconductor industries.  Astronics’ products and services include advanced, high-performance electrical power generation and distribution systems, seat motion solutions, lighting and safety systems, avionics products, aircraft structures, systems certification and automated test systems.  Astronics’ strategy is to increase its value by developing technologies and capabilities, either internally or through acquisition, and using those capabilities to provide innovative solutions to its targeted markets and other markets where its technology can be beneficial.  Through its wholly owned subsidiaries, Astronics has a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices.  The Company routinely posts news and other important information on its website at www.astronics.com.
For more information on Astronics and its products, visit its Web site at www.astronics.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the state of the aerospace, defense, consumer electronics and semiconductor industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW

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Astronics Corporation Reports 2017 Third Quarter Financial Results
November 7, 2017

ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended		Nine Months Ended
	9/30/2017	10/1/2016	9/30/2017	10/1/2016
Sales	$149,636	$155,099	$453,146	$479,055
Cost of products sold	117,143	116,436	348,186	356,074
Gross profit	32,493	38,663	104,960	122,981
Gross margin	21.7%	24.9%	23.2%	25.7%

Selling, general and administrative	22,410	21,138	66,504	65,246
SG&A % of sales	15.0%	13.6%	14.7%	13.6%
Income from operations	10,083	17,525	38,456	57,735
Operating margin	6.7%	11.3%	8.5%	12.1%

Interest expense, net	1,437	1,103	3,750	3,246
Income before tax	8,646	16,422	34,706	54,489
Income tax expense	2,586	4,348	9,374	15,950
Net income	$6,060	$12,074	$25,332	$38,539
Net income % of sales	4.0%	7.8%	5.6%	8.0%

*Basic earnings per share:	$0.21	$0.42	$0.88	$1.32
*Diluted earnings per share:	$0.21	$0.41	$0.85	$1.28

*Weighted average diluted shares outstanding (in thousands)	29,000	29,808	29,757	30,136

Capital expenditures	$3,965	$3,693	$9,715	$9,869
Depreciation and amortization	$6,681	$6,311	$19,268	$19,457

*October 1, 2016 share quantities and per-share data have been restated to reflect the impact of the fifteen percent Class B stock distribution to shareholders of record on October 11, 2016.

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Astronics Corporation Reports 2017 Third Quarter Financial Results
November 7, 2017

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
($ in thousands)
	(unaudited)
	9/30/2017	12/31/2016
ASSETS
Cash and cash equivalents	$15,377	$17,901
Accounts receivable and uncompleted contracts	114,985	109,415
Inventories	139,265	116,597
Other current assets	16,044	11,160
Property, plant and equipment, net	124,281	122,812
Other long-term assets	16,503	13,149
Intangible assets, net	95,055	98,103
Goodwill	119,118	115,207
Total assets	$640,628	$604,344

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long term debt	$2,695	$2,636
Accounts payable and accrued expenses	68,409	60,756
Customer advances and deferred revenue	21,988	23,168
Long-term debt	174,652	145,484
Other liabilities	35,554	34,851
Shareholders' equity	337,330	337,449
Total liabilities and shareholders' equity	$640,628	$604,344

ASTRONICS CORPORATION
Segment Data

(Unaudited, $ in thousands)
	Three Months Ended		Nine Months Ended
	9/30/2017	10/1/2016	9/30/2017	10/1/2016
Sales
Aerospace	$128,663	$125,179	$395,037	$406,356
Less Inter-segment	—	—	—	(367)
Total Aerospace	128,663	125,179	395,037	405,989

Total Test Systems	20,973	29,920	58,109	73,066
Total consolidated sales	149,636	155,099	453,146	479,055

Operating profit and margins
Aerospace	13,015	17,557	46,753	61,099
	10.1%	14.0%	11.8%	15.0%
Test Systems	1,093	3,240	2,843	6,524
	5.2%	10.8%	4.9%	8.9%
Total operating profit	14,108	20,797	49,596	67,623

Interest expense	1,437	1,103	3,750	3,246
Corporate expenses and other	4,025	3,272	11,140	9,888
Income before taxes	$8,646	$16,422	$34,706	$54,489

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Astronics Corporation Reports 2017 Third Quarter Financial Results
November 7, 2017

ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended			Nine Months Ended
	9/30/2017	10/1/2016	% change	9/30/2017	10/1/2016	% change	2017 YTD
Aerospace Segment
Commercial Transport	$98,821	$101,355	-2.5%	$306,898	$331,174	-7.3%	67.7%
Military	15,365	13,679	12.3%	46,297	39,932	15.9%	10.2%
Business Jet	10,592	6,133	72.7%	28,844	20,365	41.6%	6.4%
Other	3,885	4,012	-3.2%	12,998	14,518	-10.5%	2.9%
Aerospace Total	128,663	125,179	2.8%	395,037	405,989	-2.7%	87.2%

Test Systems Segment
Semiconductor	6,632	16,878	-60.7%	18,343	33,863	-45.8%	4.0%
Aerospace & Defense	14,341	13,042	10.0%	39,766	39,203	1.4%	8.8%
Test Systems Total	20,973	29,920	-29.9%	58,109	73,066	-20.5%	12.8%

Total	$149,636	$155,099	-3.5%	$453,146	$479,055	-5.4%

ASTRONICS CORPORATION
SALES BY PRODUCT LINE
(Unaudited, $ in thousands)

	Three Months Ended			Nine Months Ended
	9/30/2017	10/1/2016	% change	9/30/2017	10/1/2016	% change	2017 YTD

Aerospace Segment
Electrical Power & Motion	$63,972	$68,259	-6.3%	$199,014	$219,215	-9.2%	43.9%
Lighting & Safety	37,001	38,975	-5.1%	122,317	121,520	0.7%	27.0%
Avionics	11,348	5,866	93.5%	31,424	22,684	38.5%	6.9%
Systems Certification	4,454	2,580	72.6%	9,405	12,577	-25.2%	2.1%
Structures	8,003	5,487	45.9%	19,879	15,475	28.5%	4.4%
Other	3,885	4,012	-3.2%	12,998	14,518	-10.5%	2.9%
Aerospace Total	128,663	125,179	2.8%	395,037	405,989	-2.7%	87.2%

Test Systems	20,973	29,920	-29.9%	58,109	73,066	-20.5%	12.8%

Total	$149,636	$155,099	-3.5%	$453,146	$479,055	-5.4%

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Astronics Corporation Reports 2017 Third Quarter Financial Results
November 7, 2017

ASTRONICS CORPORATION ORDER AND BACKLOG TREND (Unaudited, $ in thousands)
	Q4 2016	Q1 2017	Q2 2017	Q3 2017	Trailing Twelve Months
	12/31/2016	4/1/2017	7/1/2017	9/30/2017	9/30/2017
Sales
Aerospace	$128,052	$136,827	$129,547	$128,663	$523,089
Test Systems	26,016	15,569	21,567	20,973	84,125
Total Sales	$154,068	$152,396	$151,114	$149,636	$607,214

Bookings
Aerospace	$113,756	$122,836	$134,822	$146,178	$517,592
Test Systems	23,118	24,236	23,944	40,161	111,459
Total Bookings	$136,874	$147,072	$158,766	$186,339	$629,051

Backlog*
Aerospace	$219,146	$205,155	$215,647	$233,162
Test Systems	38,887	47,554	49,931	69,119
Total Backlog	$258,033	$252,709	$265,578	$302,281	N/A

Book:Bill Ratio
Aerospace	0.89	0.90	1.04	1.14	0.99
Test Systems	0.89	1.56	1.11	1.91	1.32
Total Book:Bill	0.89	0.97	1.05	1.25	1.04
* During the second quarter, acquisitions added backlog of approximately $5.2 million for the Aerospace segment.

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